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                                                                   EXHIBIT 10.17

Rebates

A rebate program will be established to pay you a rebate based on purchases by your dealers. These dealers will have to be coded through ADI so that we can track all purchases under accounts specifically designated as "Guardian" dealers. If a dealer is coded to more than one dealer program, we are not able to pay rebates on those purchases. The rebate schedule will be based on a percentage of sales on Ademco products purchased by your dealers in a month based on the following scale;

1% on sales from $25,000 to $75,000
2% on sales from $75,000 to $150,000
3% on sales over $150,000

Once your dealers hit a new level, the rebate amount for that level will be paid for all purchases that month (i.e. sales for September total 130K, rebate will be 2% of 130K).

Before we would be able to start tracking sales and calculating a rebate, we will have to work with you to establish your dealer group list and have those dealers properly coded through ADI. Once we establish a the initial list, you can fax/Email any additions or deletions to us so that we can keep the list accurate.

In regards to your ability to look at your dealers accounts in ADI's Adonis system, we will need to work with ADI on how to set that up.

I would like to get together with you in the near future to sit down and work through some of the details, but hopefully this will give you a basic structure to work from. As I stated earlier, we will be happy to work with you to establish the correct kits and components that will be coded for your dealers.

Please give me a call if you have any questions or if there is anything that I have not included that should be. Thanks for the opportunity to work with you in putting this together.

Kevin